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													Exhibit 99(b)

                                           Entergy Gulf States, Inc.
                            Computation of Ratios of Earnings to Fixed Charges and
                     Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

                                                                                                                September 30,
                                                                1998      1999      2000      2001      2002        2003
Fixed charges, as defined:
  Total Interest charges                                      $178,220  $153,034  $158,949  $174,368   $144,840    $155,063
  Interest applicable to rentals                                16,927    16,451    18,307    18,520     16,483      16,592
                                                              -------------------------------------------------------------
Total fixed charges, as defined                                195,147   169,485   177,256   192,888    161,323     171,655

Preferred dividends, as defined (a)                             32,031    29,355    15,742    13,017      6,190       5,016
                                                              -------------------------------------------------------------
Combined fixed charges and preferred dividends, as defined    $227,178  $198,840  $192,998  $205,905   $167,513    $176,671
                                                              =============================================================
Earnings as defined:

Income (loss) from continuing operations before
extraordinary items and
  the cumulative effect of accounting changes                  $46,393  $125,000  $180,343  $179,444   $174,078    $111,599
  Add:
    Income Taxes                                                31,773    75,165   103,603    82,038     65,997       1,142
    Fixed charges as above                                     195,147   169,485   177,256   192,888    161,323     171,655
                                                              -------------------------------------------------------------
Total earnings, as defined (b)                                $273,313  $369,650  $461,202  $454,370   $401,398    $284,396
                                                              =============================================================
Ratio of earnings to fixed charges, as defined                    1.40      2.18      2.60      2.36       2.49        1.66
                                                              =============================================================
Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                  1.20      1.86      2.39      2.21       2.40        1.61
                                                              =============================================================

(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.
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